UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 27, 2008
Brandywine Realty Trust
Brandywine Operating Partnership, L.P.
(Exact name of registrant as specified in charter)

MARYLAND	001-9106	23-2413352
(Brandywine Realty Trust)
DELAWARE	000-24407	23-2862640
(Brandywine Operating Partnership, L.P.)
(State or Other Jurisdiction of Incorporation or	(Commission file number)	(I.R.S. Employer
Organization)		Identification Number)
555 East Lancaster Avenue, Suite 100
Radnor, PA 19087
(Address of principal executive offices)
(610) 325-5600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments
Item 8.01 Other Events
Signatures

Item 2.06 Material Impairments
The information set forth in Item 8.01 below is incorporated by reference into this Item 2.06.
Item 8.01 Other Events
On June 27, 2008 we agreed to sell five properties in Oakland, California for an aggregate gross sales price of $412.5 million. The five properties contain approximately 1.7 million net rentable square feet and are comprised of: One Kaiser Plaza (“The Ordway”); 1901 Harrison Street; 1333 Broadway; 2101 Webster Street; and 2100 Franklin Street. As of May 31, 2008 the properties (other than 2100 Franklin Street) were 88.7% occupied. 2100 Franklin is a newly-developed, unoccupied office property. The purchase also includes our condominium interest in a parking garage at 2353 Webster Street. The purchaser of the portfolio, an affiliate of the CIM Group (“CIM”), is unaffiliated with us and the terms of sale were determined through arm’s-length negotiation.
We expect closing of the sale to occur in the third quarter of 2008, subject to customary closing conditions. We cannot provide assurance that all conditions to closing will be satisfied or that closing will occur in the third quarter of 2008.
The sales agreement provides for the purchaser to fund the purchase price through (i) the assumption of three mortgage loans expected to aggregate approximately $95.6 million at August 31, 2008; (ii) an interest free loan of $40 million, due in August 2010 which is secured by 2101 Webster Street and 2100 Franklin Street (the “$40.0 million loan”) ; and (iii) a cash payment to us of approximately $276.9 million (or approximately $269.9 million after estimated transaction costs), subject to customary closing pro rations. The proceeds of the sale will be used for the repayment of existing debt and to provide cash balances for general corporate purposes.
We have also agreed to grant CIM a 15 year purchase option (the “purchase option”) for the Two Kaiser Plaza land parcel adjacent to The Ordway and we have committed to lease to CIM 150 parking spaces on that same parcel for the benefit of The Ordway’s tenants. We will manage and lease the five properties for one year following the closing in exchange for a market based fee.
Upon our entry into the sales agreement on June 27, 2008 we concluded that under generally accepted accounting principles we would recognize an approximately $7.0 million non-cash impairment charge with respect to the properties for the quarter ending June 30, 2008. We based our conclusion upon the sales price for the properties and our assessment of current market conditions and the physical condition and the financial operating performance of the properties. Approximately, $3.2 million of this impairment loss is attributable to imputed interest on the $40.0 million loan, while $0.5 million is attributable to the value assigned to the purchase option.
As used in this Form 8-K, the terms “we” and “our” refer to Brandywine Realty Trust and Brandywine Operating Partnership, L.P., the limited partnership through which Brandywine Realty Trust owns its assets and conducts its operations, together with direct and indirect wholly-owned subsidiaries of Brandywine Operating Partnership, L.P.

Signatures
          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Brandywine Realty Trust
By:	/s/ Howard M. Sipzner
Howard M. Sipzner
Executive Vice President and Chief Financial Officer

Brandywine Operating Partnership, its sole General Partner
By:	/s/ Howard M. Sipzner
Howard M. Sipzner
Executive Vice President and Chief Financial Officer

Date: July 1, 2008